Exhibit 99.1

FOR IMMEDIATE RELEASE

Allergan Reports Completion of Bardeen Sciences Company, LLC Acquisition

(IRVINE, California, May 16, 2003) — Allergan, Inc. (NYSE: AGN) announced today that it has completed its acquisition of all of the outstanding equity interests in Bardeen Sciences Company, LLC from Farallon Pharma Investors, LLC. The acquisition occurred through the exercise of a previously granted equity purchase option that became exercisable on April 7, 2003. In addition, Allergan anticipates that it will incur approximately $1 million in costs associated with the transaction and write-off approximately $13 million in capitalized marketing rights associated with the products acquired from Bardeen Sciences. The Company had previously received an early termination of the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act for the transaction.

The option purchase price of approximately $263 million was determined pursuant to a formula established at the time of the grant of the equity purchase option. Based on a preliminary valuation and in-process research and development study performed by an independent third party, Allergan anticipates that it will expense substantially all of the purchase price as in-process research and development in the second quarter of 2003.

Forward-Looking Statements

Any of the above statements that refer to Allergan’s estimated or anticipated results or expectations are forward-looking and reflect Allergan’s current analysis of existing information. These forward-looking statements represent Allergan’s judgment only as of the date of this press release. Actual results could differ materially from those projected in this press release. As a result, the reader is cautioned not to rely on these forward-looking statements. The Company disclaims, however, any intent or obligation to update these forward-looking statements. Additional information concerning these and other risk factors can be found in press releases issued by Allergan as well as Allergan’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “ Certain Factors and Trends Affecting Allergan and its Businesses” in Allergan’s 2002 Form 10-K and Allergan’s Form 10-Q for the quarter ended March 28, 2003. Copies of Allergan press releases and additional information about Allergan are available on the World Wide Web at www.allergan.com, or you can contact the Allergan Investor Relations Department by calling 714-246-4636.

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About Allergan, Inc.

Allergan, Inc., with headquarters in Irvine, California, is a technology-driven, global health care company providing eye care and specialty pharmaceutical products worldwide. Allergan develops and commercializes products in the eye care, neuromodulator and skin care markets that deliver value to our customers, satisfy unmet medical needs, and improve patients’ lives.

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Allergan Contacts:
Jim Hindman (714) 246-4636 (investors)
Joann Bradley (714) 246-4766 (investors)
Patrick O’Brien (714) 246-4514 (investors)
Christine Cassiano (714) 246-5134 (media)